Exhibit 99.1

Candel Therapeutics Reports Third Quarter 2026 Financial Results and Recent Corporate Highlights

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The Company is in ongoing dialogue with the FDA regarding the submission of a Biologics License Application (BLA) for aglatimagene in prostate cancer. Due to timelines associated with certain assay refinement, the Company currently plans to submit this BLA in the middle of 2027 pending the result of that dialogue.
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Cash and cash equivalents of $203.1 million, as of September 30, 2026, are expected to be sufficient to fund the Company’s current operating plan into Q2 2028.
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Three accepted poster presentations, including a late-breaking presentation, at the Society for Immunotherapy of Cancer’s (SITC) 41st Annual Meeting, showcasing new data for aglatimagene besadenovec (aglatimagene) and linoserpaturev, in localized prostate cancer and non-small cell lung cancer (NSCLC), and recurrent high-grade glioma (rHGG), respectively.
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Data presented at SITC from the PrTK05 clinical trial provided evidence of systemic activation of CD8 positive T cells after aglatimagene treatment, including an increase in proliferating cytotoxic T cells and expansion of both central memory and effector memory T cells. We also observed transient biodistribution and shedding after aglatimagene treatment.
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SITC poster in metastatic non-squamous NSCLC progressing after immunotherapy reported longitudinal immune changes in blood and tumor tissue and additional multi-omic features associated with survival beyond 24 months. The Company also announced publication of the topline results from the phase 2a clinical trial in NSCLC in the Journal for ImmunoTherapy of Cancer.
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SITC 2026 poster presentation updated phase 1b linoserpaturev data in patients with rHGG treated with a single administration of linoserpaturev (Arm A+B, n=50) with mOS of 12.0 months. Data reinforced the potential for durable survival with linoserpaturev, with some patients surviving beyond 3 and 4 years and encouraging early survival data observed with multiple administrations.

NEEDHAM, Mass., November 12, 2026 (GLOBE NEWSWIRE) -- Candel Therapeutics, Inc. (Candel or the Company) (Nasdaq: CADL), a clinical-stage biopharmaceutical company focused on developing multimodal immunotherapies to improve outcomes for patients with cancer, today announced financial results for the third quarter ended September 30, 2026, and provided a corporate update.

“During the quarter we continued to execute well and make significant progress across the business, as we build the foundation to potentially become a commercial-stage biopharma company,” said Paul Peter Tak, M.D., Ph.D., FMedSci, President and CEO of Candel. “On the clinical side, we were honored to have had three posters accepted for presentation at SITC, featuring data on aglatimagene in localized prostate cancer and non-small cell lung cancer, and linoserpaturev in recurrent high-grade glioma. Together, the new biomarker data provide mechanistic support for the systemic effect and long-term clinical outcomes observed in our phase 3 trial of aglatimagene in patients with intermediate- to high-risk localized prostate cancer.”

Dr. Tak continued, “On the corporate side, we continued to build commercial-stage company capabilities. We appointed Martine Zimmermann, a regulatory and quality leader with more than 30 years of experience, to our Board, and Maria Ostrovsky, who has supported multiple oncology launches and strategic partnerships, as Candel’s General Counsel. Both bring expertise that is highly relevant as we prepare for BLA submission and potential future launch. We believe we are well positioned to execute our operating plan into Q2 2028.”

Third Quarter 2026 & Recent Highlights

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Aglatimagene besadenovec – Prostate Cancer
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The Company continues to advance its BLA readiness work, including Chemistry, Manufacturing, and Controls (CMC) and clinical modules.
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Biodistribution and shedding data from the ongoing PrTK05 phase 2 trial in patients with intermediate-risk localized prostate cancer remain on track.
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Process validation campaign for drug substance and drug product has been executed at our contract development and manufacturing organization. Validation batches are currently undergoing testing and are intended for commercial use, pending BLA approval.
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Clinical material has been produced using the new process.
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The Company announced novel immunological biomarker data from the ongoing phase 2 PrTK05 trial (NCT07332000) in patients with intermediate-risk localized prostate cancer and presented a late-breaking poster at the SITC 2026 Annual Meeting (November 2026). See link to poster presentation.
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Key findings included:
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Increase in CD8+ cytotoxic T cells, central memory T cells, and effector memory T cells (all p<0.05) at the 2-6-week assessments after the first aglatimagene treatment. Increase in activated, proliferating CD8+ Ki67+ GZMB+ T cells (p<0.0001) 2-3 weeks after the first injection that remained above baseline through Weeks 16-18. Importantly, no increase in any of these cell populations was observed after SoC alone.
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Increase in serum levels of granzyme A, granzyme B, and perforin 2-3 weeks after the first injection of aglatimagene (p<0.05).

Together, these results suggest systemic immune activation following intraprostatic administration of aglatimagene, consistent with previous observations in glioblastoma, pancreatic cancer, and NSCLC.

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Additional shedding data presented at SITC demonstrated transient detection of aglatimagene vector DNA in peripheral blood after intraprostatic administration of aglatimagene and clearance in urine samples at weeks 16-18. These findings are consistent with transient systemic biodistribution and shedding following administration.
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The Company presented new biomarker data from its completed phase 3 clinical trial of aglatimagene in patients with localized intermediate- to high-risk prostate cancer at the American Society for Radiation Oncology (ASTRO) Annual Meeting 2026 in September 2026.
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AI-enabled digital pathology analysis performed on tumor biopsies evaluable for digital analysis (622 pre-treatment and 427 post-treatment collected more than two years after completion of radiation), demonstrated that aglatimagene plus EBRT significantly increased intratumoral lymphocyte infiltration and remodeled the tumor microenvironment compared with placebo plus EBRT. Among those patients with residual tumor, aglatimagene increased lymphocyte infiltration within tumor regions and enhanced lymphocyte-tumor engagement.
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Aglatimagene significantly increased overall lymphocytic fraction compared to control (p=0.048), with both arms showing immune activation from radiation therapy (p<0.001) (calculated in all digital-pathology evaluable biopsies; 622 pre-treatment biopsies and 427 post-treatment biopsies analyzed).
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In paired biopsies from patients with residual tumor (n=108; aglatimagene n=62, control n=46), aglatimagene significantly increased intratumoral lymphocyte fraction (p=0.006), lymphocyte-tumor enrichment (p=0.003), and lymphocyte-tumor mixing (p<0.001).
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The Company previously reported that two years after treatment, 80% of evaluable aglatimagene patients (n=167) had negative prostate biopsies versus 63% of control patients (n=62) (p=0.0018).
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Data from the PrTK03 trial demonstrated that with follow-up through March 15, 2026 (median, 58.0 months), patients with intermediate-risk disease treated with aglatimagene plus EBRT experienced a 41% reduction in the risk of prostate cancer recurrence or prostate cancer-specific death versus placebo plus EBRT (p=0.0034). As previously described, exploratory, descriptive analyses after extended follow-up of these patients showed 52% improvement in the time to biochemical failure, 49% reduction in the time to salvage anticancer therapy, and 90% improvement in the time to metastasis after aglatimagene treatment vs. placebo.
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The U.S. Food and Drug Administration (FDA) previously granted Fast Track Designation and Regenerative Medicine Advanced Therapy Designation to aglatimagene for the treatment of localized prostate cancer. The phase 3 clinical trial of aglatimagene in localized prostate cancer was conducted under a Special Protocol Assessment with respect to certain aspects of the study design, agreed with the FDA.
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Aglatimagene besadenovec – Non-Small Cell Lung Cancer
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The Company announced the publication of the phase 2a clinical trial results (NCT04495153) of aglatimagene plus valacyclovir in patients with stage III/IV NSCLC who had shown an inadequate response to immune checkpoint inhibitors (ICI) in the Journal for ImmunoTherapy of Cancer.
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The trial demonstrated a median overall survival (mOS) of 24.5 months in the evaluable population, substantially exceeding historical benchmarks for standard-of-care docetaxel chemotherapy in this patient population.
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The Company presented additional data at the SITC 2026 Annual Meeting, during a poster presentation titled, “Multi-omics analyses reveal intratumoral and systemic immune activation to aglatimagene besadenovec + valacyclovir related to improved survival in patients with progressive NSCLC despite ICI treatment.”
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In progressive non-squamous NSCLC, longitudinal immune changes in peripheral blood and tumor tissue and specific multi-omic features were associated with survival beyond 24 months.
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Integrated biomarker analyses demonstrated broadening of the T-cell repertoire diversity over time, alongside enhanced intratumoral immune activity, including increased tissue expression of genes associated with cytotoxic T-cell activation. Increases in CD40L, NCR1, CXCL5 and granzyme B, as well as antigen-presenting cell- and monocyte/macrophage-rich tumor niches that occurred after aglatimagene treatment were associated with longer survival.
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As previously announced, the Company initiated the first clinical trial site of the global pivotal phase 3 clinical trial (AURORA) (NCT07660094), which is evaluating aglatimagene plus valacyclovir in combination with continued pembrolizumab in patients with metastatic non-squamous NSCLC whose disease has progressed despite treatment with pembrolizumab and platinum-based chemotherapy.
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The randomized, open-label AURORA trial is expected to enroll patients with metastatic stage IV non-squamous NSCLC across approximately 150 sites worldwide, randomized 1:1 to receive either two courses of aglatimagene plus valacyclovir with continued pembrolizumab or standard-of-care docetaxel chemotherapy.
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The study’s primary endpoint is overall survival, with secondary endpoints including safety and quality-of-life assessments (NSCLC-SAQ and EORTC QLQ-30).
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The FDA previously granted Fast Track Designation to aglatimagene for the treatment of NSCLC.
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Linoserpaturev - Recurrent high-grade glioma
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The Company presented updated overall survival data from the single-administration and repeat-dosing cohorts of its phase 1b clinical trial of linoserpaturev (NCT03152318) in patients with rHGG in a poster presentation at the SITC 2026 Annual Meeting.

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In Arms A+B, 50 patients received 51 intratumoral injections, including one patient who received two injections. mOS was 12.0 months (95% CI, 8.3–14.4), with a median follow-up of 68.6 months. Durable long-term survival was observed in a subset of patients, with 11 of 50 patients (22%) alive at 18 months, 8 of 50 (16%) at 24 months, 5 of 50 (10%) at 36 months, and 2 of 50 (4%) at 48 months, as of the August 14, 2026 data cutoff.
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In Arm C, 12 patients received repeated administrations of linoserpaturev, with up to six administrations. mOS was 14.3 months (95% CI, 8.9 months to not reached) with a median follow-up of 15.3 months. Five of 12 patients remained alive at efficacy cutoff on July 13, 2026. The Arm C survival data remain immature, with six patients having only recently initiated treatment and therefore having limited follow-up at the data cutoff.
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The Company also presented data demonstrating that linoserpaturev could potentially be combined with vascular endothelial growth factor blockade to overcome hypoxia-associated immune suppression in glioblastoma.
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Recent Corporate Events
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In September 2026, the Company appointed Martine Zimmermann, PharmD, to its Board of Directors, effective September 8, 2026. Dr. Zimmermann brings more than 30 years of global regulatory affairs and quality expertise across all phases of drug development. She recently served as Executive Vice President, Head of Regulatory Affairs, Quality and Alliance Management at Inventiva S.A., and previously held senior regulatory leadership roles at Ipsen Biopharmaceuticals and Alexion Pharma International.
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In October 2026, the Company appointed Maria Ostrovsky, JD, as General Counsel, effective November 3, 2026. Ms. Ostrovsky brings 20 years of legal experience, primarily in the life sciences industry, with expertise spanning corporate governance, strategic partnerships, regulatory compliance, and commercialization. Most recently, she served as Senior Vice President, General Counsel and Chief Compliance Officer at Deciphera Pharmaceuticals, where she built the healthcare compliance program and contributed to two global product launches. Her appointment strengthens the Company’s legal and compliance capabilities and supports its strategic partnering efforts.

Financial Results for the Third Quarter Ended September 30, 2026

Research and Development Expenses: Research and development expenses were $15.6 million for the third quarter of 2026 compared to $8.5 million for the third quarter of 2025. The increase was primarily due to higher clinical trial and manufacturing costs, in support of the Company’s aglatimagene programs, and an increase in employee-related expenses. Research and development expenses included a non-cash stock compensation expense of $1.0 million for the third quarter of 2026, as compared to a non-cash stock compensation expense of $0.5 million for the third quarter of 2025.

General and Administrative Expenses: General and administrative expenses were $7.4 million for the third quarter of 2026, compared to $4.7 million for the third quarter of 2025. The increase was primarily due to an increase in employee-related expenses and higher commercial readiness costs. General and administrative expenses included non-cash stock compensation expense of $1.7 million for the third quarter of 2026, as compared to a non-cash stock compensation expense of $0.6 million for the third quarter of 2025.

Net Loss: Net loss for the third quarter of 2026 was $21.9 million compared to net loss of $11.3 million for the third quarter of 2025 and included net other income of $1.1 million and $1.9 million, respectively. The decrease in net other income was primarily related to an increase in interest expense, which was partially offset by higher interest income.

Cash Position: Cash and cash equivalents, as of September 30, 2026, were $203.1 million compared to $119.7 million as of December 31, 2025. Based on current operating plans, the Company expects that its existing cash and cash equivalents, as of September 30, 2026, will be sufficient to fund operations into Q2 2028.

About aglatimagene besadenovec

Aglatimagene, Candel’s most advanced multimodal biological immunotherapy candidate, is an investigational, off-the-shelf, replication-defective adenovirus designed to deliver the herpes simplex virus thymidine kinase (HSV-tk) gene to a patient’s tumor. After intratumoral administration, HSV-tk enzyme activity results in conversion of prodrug (valacyclovir) into deoxyribonucleic acid (DNA)-incorporating nucleotide analogs, leading to immunogenic cell death in cells exhibiting DNA damage and proliferating cells, with subsequent release of a variety of tumor (neo)antigens in the tumor microenvironment. At the same time, the adenoviral serotype 5 capsid proteins promote inflammation through the induction of expression of pro-inflammatory cytokines, chemokines, and adhesion molecules. Together, this regimen is designed to induce an individualized and specific CD8+ T cell-mediated response against the injected tumor and uninjected distant metastases for broad anti-tumor activity, based on in situ immunization against a variety of tumor antigens. Aglatimagene has the potential to treat a broad range of solid tumors.

The Company completed successful phase 2a clinical trials of aglatimagene in non-small cell lung cancer (NSCLC) with results published in the Journal for ImmunoTherapy of Cancer, and pancreatic ductal adenocarcinoma (PDAC), and a pivotal, placebo-controlled, phase 3 clinical trial of aglatimagene in localized prostate cancer, conducted under a Special Protocol Assessment agreed with the FDA and published in The Lancet Oncology. The FDA also granted Fast Track Designation and Regenerative Medicine Advanced Therapy Designation to aglatimagene for the treatment of newly diagnosed localized prostate cancer in patients with intermediate- to high-risk disease, Fast Track Designation in NSCLC, and both Fast Track Designation and Orphan Drug Designation to aglatimagene for the treatment of PDAC. More than 1,000 patients have been dosed with aglatimagene in clinical trials with a favorable tolerability profile to date, supporting the potential for use with standard of care, when indicated. Aglatimagene is currently not approved by the U.S. Food and Drug Administration (FDA) or any other regulatory authority for any use.

About linoserpaturev

Linoserpaturev is a first-in-class, replication-competent, next-generation oncolytic herpes simplex virus-1 (HSV-1) immunotherapy candidate designed for dual activity for oncolysis and immune activation in a single therapeutic. In October 2023, the Company announced that Nature published results from the ongoing clinical trial where linoserpaturev was reported to be generally well-tolerated with no dose-limiting toxicity. In the clinical trial, the investigators observed improved median overall survival compared to historical controls after a single linoserpaturev injection in this therapy-resistant condition.1 The Company and academic collaborators are currently supported by Break Through Cancer to evaluate the effects of repeated linoserpaturev injections in patients with recurrent glioblastoma in an expansion cohort from the phase 1b clinical trial. In October 2025, an original manuscript, published in Science Translational Medicine reported collected findings from a comprehensive analysis of 97 serial tumor biopsies collected from two patients treated with repeated administrations of linoserpaturev in arm C. Lastly, in February 2026, Cell published an original manuscript showing that a single linoserpaturev treatment triggered persistent T-cell infiltration and antitumor immunity against glioblastoma, with key immune features associated with longer survival. Linoserpaturev previously received Fast Track Designation and Orphan Drug Designation for the treatment of recurrent high-grade glioma (rHGG) from the FDA.

About Candel Therapeutics

Candel is a clinical-stage biopharmaceutical company focused on developing off-the-shelf multimodal biological immunotherapies that elicit an individualized, systemic anti-tumor immune response to help patients fight cancer. Candel has established two clinical-stage multimodal biological immunotherapy platforms based on novel, genetically modified adenovirus and herpes simplex virus (HSV) gene constructs, respectively. Aglatimagene besadenovec (aglatimagene) is the lead product candidate from the adenovirus platform and is currently in an ongoing phase 3 clinical trial in NSCLC. Linoserpaturev is the lead product candidate from the HSV platform and is currently in an ongoing phase 1b clinical trial in rHGG. Finally, Candel’s enLIGHTEN™ Discovery Platform is a systematic, iterative HSV-based discovery platform leveraging human biology and advanced analytics to create new viral immunotherapies for solid tumors.

For more information about Candel, visit: www.candeltx.com.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, express or implied statements regarding the timing and advancement of current and future development programs, including the timing and availability of additional data and key data readout milestones and presentations; expectations regarding the timing of the submission of the BLA for aglatimagene in intermediate- to high-risk localized prostate cancer; expectations regarding enrollment of the phase 3 AURORA trial evaluating aglatimagene in NSCLC; expectations regarding early biological readouts as predictor of clinical response; expectations regarding the therapeutic benefit of the Company’s platforms, including the ability of its platforms to improve overall survival and/or disease-free survival of patients living with difficult-to-treat solid tumors; expectations regarding the potential benefits conferred by regulatory designations; expectations regarding the potential benefits conferred by the publication of the Company’s findings in The Lancet Oncology; expectations regarding the Company’s ability to prepare and implement commercialization plans for aglatimagene (if approved) and the timing thereof; and expectations regarding cash runway and expenditures. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those risks and uncertainties related to the timing and advancement of development programs; expectations regarding the therapeutic benefit of the Company’s programs; that final data from the Company’s preclinical studies and completed clinical trials may differ materially from reported interim data from ongoing studies and trials; the Company’s ability to efficiently discover and develop product candidates; the Company’s ability to obtain and maintain regulatory approval of product candidates; the Company’s ability to maintain its intellectual property; the implementation of the Company’s business model, including strategic plans for the Company’s business and product candidates; the impact of the Company’s existing and any future indebtedness on its ability to operate its business; the Company’s ability to access any future tranches under its debt facility and to comply with all of its obligations thereunder; and other risks identified in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including the Company’s most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q, and any subsequent filings with the SEC. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.

Investor Contact

Theodore Jenkins
Vice President, Investor Relations and Business Development
Candel Therapeutics, Inc.
 tjenkins@candeltx.com

Media Contact
Ben Shannon
ICR Healthcare

CandelPR@icrhealthcare.com

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1 Ling AL, et al. Nature. 2023;623(7985):157-16

Candel Therapeutics, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$ 15,587	$ 8,461	$ 45,228	$ 19,468
General and administrative	7,394	4,746	20,783	13,046
Total operating expenses	22,981	13,207	66,011	32,514
Loss from operations	(22,981)	(13,207)	(66,011)	(32,514)
Other income (expense):
Grant income	23	—	67	—
Interest income	1,816	953	4,810	2,813
Interest expense	(1,591)	(161)	(4,730)	(703)
Change in fair value of warrant liabilities	860	1,146	(3,775)	21,718
Total other income (expense), net	1,108	1,938	(3,628)	23,828
Net loss and comprehensive loss	$ (21,873)	$ (11,269)	$ (69,639)	$ (8,686)
Net loss per share, basic and diluted	$ (0.28)	$ (0.21)	$ (0.98)	$ (0.17)
Weighted-average common shares outstanding, basic and diluted	77,385,453	54,894,347	71,347,891	52,305,013

Candel Therapeutics, Inc.

Consolidated Balance Sheet Data

(in thousands)

	SEPTEMBER 30, 2026 (Unaudited)	DECEMBER 31, 2025
Cash and cash equivalents	$ 203,116	$ 119,731
Working capital (1)	179,965	112,392
Total assets	211,110	125,195
Warrant liabilities	19,373	15,598
Total other liabilities	60,146	57,675
Accumulated deficit	(300,026)	(230,387)
Total stockholders' equity	$ 131,591	$ 51,922

(1) Working capital is calculated as current assets less current liabilities